FORM     3



                  U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

           INITIAL STATEMENT OF BENREFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
1. Name and Address of Reporting Person

        Yao                         James
-----------------------------------------------------------------------------
       (Last)                      (First)                 (Middle)

     200 Centennial Avenue, Suite 201
-----------------------------------------------------------------------------
       (Street)

       Piscataway                           NJ             08854
-----------------------------------------------------------------------------
       (City)                             (State)          (ZIP)

-----------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

      12/28/1999
-----------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


-----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

    Lotus Pacific, Inc.   "LPFC"
-----------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer (check all applicable)

    (X)   Director                           ( ) 10% Owner
    ( )   Officer (given title below)        ( ) Other (specify below)
-----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)


-----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (check applicable line)

   (X)    Form Filed by One Reporting Person
   ( )    Form Filed by More than One Reporting Person



= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
        Table I - Non-Derivative Securities Beneficially Owned
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

1. Title of Security (Instr. 4)

   No Non-Derivative Securities are beneficially owned

2. Amount of Securities Beneficially Owned (Instr. 4)

   No Non-Derivative Securities are beneficially owned

3.  Ownership (I) (Instr. 5)


4. Nature of Indirect Beneficial Ownership (Inst. 5)




Table II Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security (Instr. 4)

      Stock Option

2.    Date Exercisable and Expiration Date (Month/Day/Year)

      Date Exercisable    ---    5/15/1997
      Expiration Date     ---    5/15/2002

3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

     Title                       ---   Stock Options
     Amount or Number of Shares  ---   180,000 shares

4.   Conversion or Exercise Price of Derivative Security

     Exercise Price --- $6.00 per share

5.   Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 5)

     D

6.   Nature of Indirect Beneficial Ownership (Instr. 5)


= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
Explanation of Responses:


                                             /s/ James Yao
                                            ------------------------------
                                            ** Signature of Reporting Person


                                                  October 23, 2000
                                            -------------------------------
                                                       Date


** Intentional misstatement or omission of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

SEC 1473 (3/91)